UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)
555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable
______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2013, Rush Enterprises, Inc. (the “Company”) announced the retirement of its Founder and Chairman of the Board, W. Marvin Rush (“Marvin Rush”), age 74, effective May 20, 2013 (the “Retirement Date”). Marvin Rush will continue to serve as a member of the Board of Directors of the Company and have the title of Chairman Emeritus.

On May 20, 2013, the Company appointed W.M. “Rusty” Rush (“Rusty Rush”) as the Company’s Chairman of the Board. Rusty Rush, age 55, has served as President of the Company since 1995, Chief Executive Officer of the Company since 2006, and a director of the Company since 1996. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Rusty Rush is the son of Marvin Rush.

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”). Rusty Rush own 1.45% of Texstar’s capital stock. Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms. The current lease term expires in December 2016. The current monthly rental rate is $12,565 and Texstar made lease payments to the Company’s subsidiary totaling $147,108 in 2012.

A copy of the press release announcing Marvin Rush’s retirement is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

In connection with Marvin Rush’s retirement, he entered into a Retirement and Transition Agreement (the “Retirement Agreement”). The Retirement Agreement provides that Marvin Rush will receive (i) retirement pay of $8,000,000; (ii) continued participation in the Company’s group health plan for up to 48 months following his retirement; (iii) permitted use of the Company’s aircraft for personal travel for four years, up to 60 hours per year; (iv) permitted use of the Company’s ranch for four years, up to 15 days per year; (v) payment of the premiums on his term life insurance policy for four years; (vi) personal services performed by certain employees of the Company, but all costs related to these employees will be reimbursed by Marvin Rush to the Company; (vii) immediate vesting of all outstanding stock options, restricted stock awards, and restricted stock units previously granted and unvested as of the Retirement Date; (viii) the security, telecommunications and computer equipment at his personal residence, together with the maintenance, repair, continued service or replacement of such equipment as long as he serves as a director of the Company; and (ix) office space at the Company’s headquarters for his use, together with the use of an administrative assistant, for four years. The Retirement Agreement contains customary confidentiality, non-solicitation, and non-compete provisions. The Retirement Agreement also contains a release by Marvin Rush of all claims, subject to a seven-day revocation period for the Retirement Agreement.

In connection with the payment of the payments and benefits described in the Retirement Agreement, the Company expects to take a non-recurring charge to net income of approximately $6.7 million or $0.17 per diluted share, which will be realized principally in the second quarter of fiscal year 2013.

The foregoing description of the Retirement Agreement is qualified in its entirety by reference to the actual Retirement Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 20, 2013, the Board of Directors of the Company amended and restated the Company’s Bylaws (the “Restated Bylaws”) to add a provision regarding the appointment, duties and rights of Chairman Emeritus, effective immediately.

The foregoing description of the Restated Bylaws is qualified in its entirety to the actual text of the Restated Bylaws, a copy of which is filed herewith as Exhibit 3.1.

Certain Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the Company’s intended executive and Board changes and the amount and timing of charges related to the payments and benefits under the Retirement Agreement. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include the risk that the intended executive and Board changes, and the amount and timing of charges related to the Retirement Agreement, will not occur as currently expected, and other risks and uncertainties described more fully in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements in this Current Report on Form 8-K are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Rush Enterprises, Inc. Bylaws, as amended and restated

10.1	Retirement and Transition Agreement, dated May 20, 2013, by and between the Company and W. Marvin Rush

99.1	Press release dated May 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

By: /s/ Derrek Weaver

Derrek Weaver

Senior Vice President, General Counsel and

Corporate Secretary

Dated: May 20, 2013

EXHIBIT INDEX

Exhibit No.	Description

3.1	Rush Enterprises, Inc. Bylaws, as amended and restated

10.1	Retirement and Transition Agreement, dated May 20, 2013, by and between the Company and W. Marvin Rush

99.1	Press release dated May 20, 2013